IMMUCOR, INC.

EXHIBITS


Exhibit 11.  Statement re computation of per share earnings.

Income per share calculations:
                                          Three Months Ended
                                    August 31,             August 31,
                                       1995                   1994


Net income                             $795,767               $668,683


Weighted average number of common
shares and common share equivalents
are as follows:
Weighted average common shares
  outstanding                         7,707,847              7,691,831
Shares issued from assumed exercise
  of options and warrants             1,106,320                 56,018
Weighted average number of shares
  outstanding (as adjusted)           8,814,167              7,747,849



Net income per common
  and common equivalent share:            $0.09                  $0.09






Note: shares issued from assumed exercise of options and warrants include the number of incremental shares which result from applying the "treasury stock method" for options and warrants in 1995 and 1994, APB 15, paragraph 36.

There is no difference between primary and fully diluted per share amounts.